Exhibit 99.1

Spartan Motors Acquires Royal Truck Body

Acquisition Expands Spartan’s West Coast and Southwest Geographic Reach with Six Additional Manufacturing, Assembly, and Distribution Facilities

CHARLOTTE, Mich., Sept. 10, 2019 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), the North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries (including last-mile delivery, specialty vehicles, commercial vehicle assembly, and vocation-specific upfit segments), as well as for the emergency response and recreational vehicle markets, today announced it purchased Royal Truck Body (Royal), a leading, California-based designer, manufacturer, and installer of service truck bodies and accessories. Royal joins Spartan’s Specialty Chassis and Vehicles (SCV) business unit and, in recognition of the strength of the brand, will continue to go to market under the Royal Truck Body™ name.

The acquisition is the latest action driven by Spartan’s strategic plan and will result in the achievement of three of the plan’s key goals: EBITDA margin growth, increased revenue, and geographic expansion by way of delivering on the promise of a coast-to-coast manufacturing and distribution footprint.

“This is an exciting day for Spartan,” said Daryl Adams, President and Chief Executive Officer of Spartan Motors. “Our acquisition of Royal Truck Body marks the continued execution of our strategic plan and delivers on the promise of nationwide expansion to the benefit of our customers, suppliers, team members, and our shareholders.”

The purchase of Royal expands Spartan Motors’ manufacturing operations into Southern California, Northern California, and additional West Coast markets, advancing its U.S. footprint strategy with six additional operating facilities located in California, Arizona, and Texas. Spartan will utilize Royal’s existing production facility in Carson, California, and its five other locations throughout the Sun Belt to build and distribute commercial trucks more efficiently and cost effectively to West Coast customers across its business units.

Spartan expects the transaction to be accretive to earnings on an annualized basis in 2020.

“As we welcome Royal to the Spartan family and work to grow our combined business, we see many opportunities to further our value proposition of additional expansion into the trades, fleet, and last mile delivery categories nationwide. Our long-term strategy is to broaden our geographic footprint with increased capabilities for each regional location to offer a comprehensive suite of products and services,” Adams said.

Royal manufactures and assembles truck body options for various trades, service utility truck bodies, stake body trucks, service vans, contractor trucks, and dump trucks that complement Spartan’s Work-Driven Design™ vocational solutions across GVWR Classes 1-7. Royal’s product set builds on the momentum of Spartan’s recent General Truck Body acquisition, allowing Spartan’s expanded West Coast operations to support tradespeople and fleets of all sizes.

“I’m thrilled that Spartan represents such a close fit with our company values and culture, including hard work, accountability and customer satisfaction,” said Dudley DeZonia, former President, Royal Truck Body. “Spartan has a compelling vision and success story, and I am confident the future will be incredibly bright for Spartan and the Royal Truck Body brand.”

In connection with the transaction, Spartan advisors included Donnelly Penman & Partners (DPP), serving as M&A and transaction advisor, and Varnum LLP, serving as outside legal counsel.

More information on the acquisition can be found at www.spartanmotors.com/royal.

About Spartan Motors

Spartan Motors, Inc. is the North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries (including last-mile delivery, specialty service and vocation-specific upfit segments), as well as for the emergency response and recreational vehicle markets. The Company is organized into three core business segments: Spartan Fleet Vehicles and Services, Spartan Emergency Response and Spartan Specialty Vehicles. Today, its family of brands also include Spartan Authorized Parts, Spartan Factory Service Centers, Utilimaster, Royal Truck Body, Strobes-R-Us, Smeal, Ladder Tower and UST. Spartan Motors and its go-to-market brands are well known in their respective industries for quality, durability, aftermarket product support and first-to-market innovation. The Company employs approximately 2,500 associates, and operates facilities in Michigan, Indiana, Pennsylvania, South Carolina, Florida, Missouri, California, Arizona, Texas, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $816 million in 2018. Learn more about Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our expectations regarding the future performance of the Royal Truck Body™ business and its effect on our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include difficulties we may encounter in integrating this business with Spartan’s existing business; operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; changes in our relationships with major customers, suppliers, or other business partners; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

###

CONTACT:

Investors:

Juris Pagrabs

Group Treasurer & Director of Investor Relations

Spartan Motors, Inc.

(517) 997-3862

Media:

Samara Hamilton
Corporate Director of Marketing and Communications
Spartan Motors, Inc.
Samara.Hamilton@spartanmotors.com
(517) 997-3860